Exhibit 99.1
Page 1 Biogen Idec Reports Third Quarter 2008 Results
Media Contact:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Eric Hoffman
Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Third Quarter 2008 Results
38% Revenue Growth
Cambridge, MA, October 21, 2008 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its third quarter 2008 results.
Third Quarter 2008 Highlights:
•	Third quarter 2008 revenues were $1,093 million, an increase of 38% from $789 million in the third quarter of 2007, driven primarily by AVONEX® (interferon beta-1a) sales up 26% to $573 million, TYSABRI® (natalizumab) sales up 172% to $171 million, and RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 27% to $299 million.
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), third quarter 2008 diluted earnings per share (EPS) were $0.70, an increase of 71% from $0.41 in the third quarter of 2007. GAAP net income for the third quarter 2008 was $207 million, an increase of 73% from $119 million in the third quarter of 2007.
•	Third quarter 2008 non-GAAP diluted EPS were $0.98, an increase of 69% from $0.58 in the third quarter of 2007. Non-GAAP net income for the third quarter 2008 was $288 million, an increase of 69% from $170 million in the third quarter of 2007. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.

Page 2 Biogen Idec Reports Third Quarter 2008 Results
•	Global in-market net sales of TYSABRI® in the third quarter of 2008 were $236 million. Based on our collaboration structure with Elan Corporation, plc., Biogen Idec recognized revenue of $171 million related to TYSABRI in the third quarter of 2008.
“We continue to deliver exceptional financial performance as we grow sales of our three key products and advance our pipeline,” said James Mullen, Biogen Idec’s Chief Executive Officer. “For the first time in the company’s history, Biogen Idec reported quarterly revenues in excess of $1 billion. We increased revenues more than 25% and grew earnings by 30% for the fourth consecutive quarter. Our prospects for growth, both now and in the future, remain strong.”
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $207 million and diluted EPS of $0.70 in the third quarter of 2008. On a non-GAAP basis, Biogen Idec reported net income of $288 million in the third quarter of 2008. Non-GAAP diluted EPS were $0.98 for the third quarter of 2008.
A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
As of September 30, 2008 Biogen Idec had cash, cash equivalents and marketable securities of approximately $2 billion. In the third quarter we recorded a charge of $24 million, or $0.06 per share, in “other income, net” related to the impairment and realized losses of certain assets in the company’s investment portfolio.
Revenue Performance
Revenues from AVONEX, one of Biogen Idec’s therapies for patients with relapsing forms of multiple sclerosis (MS), increased 26% in the third quarter 2008 to $573 million, as compared to the third quarter of 2007. U.S. sales increased 21% to $322 million and international sales increased 33% to $252 million in the third quarter of 2008 as compared to the third quarter 2007.
Revenues for the third quarter of 2008 included $299 million from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech, Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. As reported by Genentech, U.S. net sales of RITUXAN were $655 million in the third quarter, as compared to $572 million in the third quarter of 2007.
During the third quarter of 2008, Biogen Idec recognized revenue of $171 million related to TYSABRI comprising:
•	$56 million related to product sold through Elan in the U.S. (based on $122 million of in-market sales); and
•	$115 million related to product sold by Biogen Idec, internationally.

Page 3 Biogen Idec Reports Third Quarter 2008 Results
As of the end of September 2008, more than 35,500 patients were on commercial and clinical TYSABRI therapy worldwide. According to data available as of the end of September 2008:
•	In the U.S., more than 19,500 patients were on TYSABRI therapy commercially;

•	Outside of the U.S., nearly 15,300 patients were on TYSABRI therapy commercially;

•	In global clinical trials, more than 700 patients were on TYSABRI therapy; and

•	There have been two confirmed cases of progressive multifocal leukoencephalopathy (PML) since re-launch in the US and the first international approval in July 2006.
Cumulatively, in the combined clinical trial and post-marketing settings:
•	More than 48,000 patients have been treated with TYSABRI; and
•	Of those patients, nearly 18,000 have received at least one year of TYSABRI therapy and approximately 9,500 patients have been on therapy for 18 months or longer.
Revenues from other products were $14 million and $12 million in the third quarter of 2008 and 2007, respectively, consisting primarily of FUMADERM® (fumaric acid esters).
Table 4 provides individual product revenues.
Royalty revenues were $35 million and $24 million in the third quarter of 2008 and 2007, respectively.
Share Repurchase Program
There were no shares repurchased under our share repurchase program for the three months ended September 30, 2008.
Financial Guidance
Following its strong performance, Biogen Idec provided its 2008 financial guidance:
•	Total revenue growth above the mid 20% range over 2007.

•	Operating margins similar to previous guidance, and total GAAP and non-GAAP R&D and SG&A expenses to be in the range of $2 billion.

•	Non-GAAP tax rate expected to be 28%-30%. GAAP Tax rate expected to be 31%-33%. The difference between the GAAP and non-GAAP tax rate is a result of the full year effects of the reconciling items detailed in Table 3 within this press release.

•	Non-GAAP diluted EPS above $3.50, representing growth consistent with the Company’s stated goal of achieving 20% non-GAAP EPS compounded annual growth through 2010. GAAP diluted EPS above $2.51. Both Non-GAAP and GAAP diluted EPS include the potential for upfront and milestone payments of approximately $40 million which are under consideration for the fourth quarter.

•	Capital expenditures of $270 to $290 million.

Page 4 Biogen Idec Reports Third Quarter 2008 Results
The reconciling items between the GAAP diluted EPS and non-GAAP diluted EPS for full year 2008 are itemized in Table 3 within this press release.
Recent Highlights
•	On October 6, 2008, Biogen Idec and Genentech announced that a global Phase III study of RITUXAN in combination with fludarabine and cyclophosphamide chemotherapy met its primary endpoint of improving progression-free survival (PFS), as assessed by investigators, in patients with previously treated CD20-positive chronic lymphocytic leukemia (CLL) compared to chemotherapy alone. There were no new or unexpected safety signals reported in the study. An independent review of the primary endpoint is being conducted for U.S. regulatory purposes.

•	On September 18, 2008, Biogen Idec announced that data was presented from the ASSURANCE (ASSessment of Drug Utilization, EaRly TreAtmeNt, and Clinical OutcomEs) study, showing the long-term benefits of AVONEX® therapy in patients with relapsing multiple sclerosis (MS) for up to 15 years. The ASSURANCE study represents the long-term follow-up of patients who participated in the Multiple Sclerosis Collaborative Research Group (MSCRG), the original Phase III pivotal trial from which AVONEX was approved.

•	On September 5, 2008, Biogen Idec and Elan Corporation, plc announced the initiation of the first clinical trial of TYSABRI in oncology. The objectives of this Phase I/II study are to evaluate the safety and potential anti-tumor activity of TYSABRI in patients with relapsed or refractory multiple myeloma. TYSABRI is a recombinant, humanized monoclonal antibody that targets the adhesion molecule VLA4 (also known as alpha-4 integrin) that is expressed on the surface of many types of immune cells. VLA4 is also found on the surface of multiple myeloma cells and may be involved in their survival.

•	On August 21, 2008, Biogen Idec announced the initiation of a Phase III clinical trial of intravenous (IV) ADENTRI® (BG9928), an adenosine A1 receptor antagonist, for acute decompensated heart failure (ADHF) patients with renal insufficiency. The trial will evaluate ADENTRI, which is being developed under a licensing agreement with CV Therapeutics (Nasdaq: CVTX), or placebo in addition to standard of care in approximately 900 patients in 21 countries globally, including the United States.
Conference Call and Webcast
The Company’s earnings conference call for the third quarter will be broadcast via the internet at 8:30 a.m. ET on October 21, 2008, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through November 22, 2008.

Page 5 Biogen Idec Reports Third Quarter 2008 Results
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect, including our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, our ability to attract and retain qualified personnel, the risks of doing business internationally, fluctuations in our operating results, our significant investments in marketable securities, the impact of the global credit crisis, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our effective tax rate, our substantial indebtedness, environmental risks, the actions of activist shareholders and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our annual report on Form 10-K and our quarterly reports on Form 10-Q and in other reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
September 30, 2008
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES
Product	$758,260	$529,581	$2,107,816	$1,532,594
Unconsolidated joint business	298,979	234,637	825,024	672,391
Royalties	35,162	23,537	87,258	69,172
Corporate partner	563	1,476	8,496	4,160

Total revenues	1,092,964	789,231	3,028,594	2,278,317

COST AND EXPENSES
Cost of sales	107,493	81,613	300,828	247,626
Research and development	268,800	286,274	779,291	695,872
Selling, general and administrative	232,824	190,644	694,342	582,373
Amortization of acquired intangible assets	94,464	65,689	242,114	186,570
Collaboration profit (loss) sharing	43,533	5,842	98,368	170
In-process research and development	—	29,959	25,000	48,364

Total cost and expenses	747,114	660,021	2,139,943	1,760,975

Income from operations	345,850	129,210	888,651	517,342
Other income (expense), net	(24,725)	44,904	(29,818)	98,192

INCOME BEFORE INCOME TAXES	321,125	174,114	858,833	615,534
Income taxes	114,337	54,733	282,320	178,512

NET INCOME	$206,788	$119,381	$576,513	$437,022

BASIC EARNINGS PER SHARE	$0.71	$0.41	$1.97	$1.35

DILUTED EARNINGS PER SHARE	$0.70	$0.41	$1.95	$1.34

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	291,408	288,958	292,613	323,006

DILUTED EARNINGS PER SHARE	293,921	293,396	295,515	326,743

TABLE 2
Biogen Idec Inc.
September 30, 2008
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and marketable securities	$1,227,828	$979,070
Cash collateral received for loaned securities	178,129	208,209
Accounts receivable, net	484,636	392,646
Loaned securities	158,971	204,433
Inventory	249,858	233,987
Other current assets	339,658	350,062

Total current assets	2,639,080	2,368,407

Marketable securities	717,182	932,271
Property, plant and equipment, net	1,579,938	1,497,383
Intangible assets, net	2,250,766	2,492,354
Goodwill	1,137,547	1,137,372
Investments and other assets	210,695	201,028

TOTAL ASSETS	$8,535,208	$8,628,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Collateral payable on loaned securities	$178,129	$208,209
Current portion of notes payable	10,215	1,511,135
Other current liabilities	797,528	469,831
Long-term deferred tax liability	440,164	521,525
Notes payable	1,042,427	51,843
Other long-term liabilities	298,267	331,977
Shareholders’ equity	5,768,478	5,534,295

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,535,208	$8,628,815

TABLE 3
Biogen Idec Inc.
September 30, 2008
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
EARNINGS PER SHARE

GAAP earnings per share — Diluted	$0.70	$0.41	$1.95	$1.34
Adjustments to net income (as detailed below)	0.28	0.17	0.78	0.54

Non-GAAP earnings per share — Diluted	$0.98	$0.58	$2.73	$1.88

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income	$206.8	$119.4	$576.5	$437.0
Adjustments:
COGS: Stock Option Expense	—	—	—	0.1
R&D: Restructuring	0.1	0.8	0.1	1.2
R&D: Stock option expense	2.4	3.5	6.5	9.4
R&D: FIN 46 consolidation of Cardiokine	1.7	—	4.0	—
SG&A: Restructuring	2.9	—	2.9	0.6
SG&A: Stock option expense	5.3	5.9	12.2	17.3
Amortization of acquired intangible assets	94.5	65.7	242.1	186.6
In-process research and development related to the contingent consideration payment in 2008 associated with Conforma acquisition and the 2007 acquisition of Syntonix and consolidation of Cardiokine	—	30.0	25.0	48.4
Other income (expense), net: FIN 46 consolidation of Cardiokine and gain on sale of long-lived assets	(1.7)	(38.0)	(4.0)	(38.0)
Income taxes: Income tax effect of reconciling items	(24.1)	(16.9)	(58.6)	(49.5)

Non-GAAP net income	$287.9	$170.4	$806.7	$613.1

2008 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	Shares		Diluted EPS

Projected GAAP net income	$740.0	295.0	$2.51
Adjustments:
Stock option expense	25.5
In-process research and development	25.0
Amortization of acquired intangible assets	317.5
Income taxes: Income tax effect of reconciling items	(76.5)

Projected Non-GAAP net income	$1,031.5	295.0	$3.50

Use of Non-GAAP Financial Measures

Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to our 2003 merger with Biogen, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with SFAS 123R.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We also exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongiong economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.

TABLE 4
Biogen Idec Inc.
September 30, 2008
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2008	2007
PRODUCT REVENUES
Avonex®	$573,493	$454,890
Tysabri®	171,169	62,903
Amevive®	27	87
Zevalin®	2,483	4,349
Fumaderm®	11,088	7,352

Total product revenues	$758,260	$529,581

	Nine Months Ended
	September 30,
	2008	2007
PRODUCT REVENUES
Avonex®	$1,636,754	$1,365,317
Tysabri®	433,005	140,202
Amevive®	279	305
Zevalin®	4,987	14,242
Fumaderm®	32,791	12,528

Total product revenues	$2,107,816	$1,532,594